Exhibit 99.1

February 24, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES RETIREMENT

OF GENE D. LORD, EXECUTIVE VICE PRESIDENT

THOMASVILLE, Ga.—Flowers Foods, Inc. (NYSE: FLO), the second-largest producer and marketer of packaged bakery foods in the United States, today announced that Gene D. Lord, executive vice president, will be retiring on April 24, 2015, after almost 50 years of service.

“Gene has been a valued member of Flowers Foods’ executive team for many years, and a driving force behind many of our company’s key growth campaigns,” commented Allen L. Shiver, Flowers Foods’ president and chief executive officer. “Having been a mentor to many individuals who now hold leadership positions within our company, Gene also leaves a lasting imprint on the Flowers’ culture.”

Lord joined Flowers in 1966 as a route sales person for the company’s Thomasville, Ga., bakery. During his tenure, he served in many positions, including bakery president and regional vice president. He was promoted to president and chief operating officer of Flowers’ Bakeries Group in 2002, and to executive vice president and chief operating officer of Flowers Foods in 2008. He was named executive vice president in July 2014.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2014 sales of $3.7 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Paul Baltzer (229) 227-2380